Exhibit 4(f)

CERTIFICATE OF AMENDEMENT

OF THE

CERITIFICATE OF INCORPORATION

OF

CYBEX INTERNATIONAL, INC.

Under Section 805 of the Business Corporation Law

FIRST: The name of the Corporation is CYBEX INTERNATIONAL, INC. (the “Corporation”). The name under which the Corporation was formed was LUMEX, INC.

SECOND: The Certificate of Incorporation was filed with the New York Department of State on September 11, 1953.

THIRD: The Certificate of Incorporation is hereby amended to increase the aggregate number of Common Shares, par value $.10 per share, which the Corporation shall have the authority to issue from 20,000,000 shares to 30,000,000 shares. Except for the increase in the number of shares authorized, the Corporation’s Common Shares, par value $.10 per share, will not be affected in any manner. The 500,000 Preferred Shares, par value $1 per share, that the Corporation is authorized to issue will not be affected by such amendment.

FOURTH: To accomplish the foregoing amendment, the first paragraph of Article THIRD of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as follows:

“THIRD: The total number of shares of all classes which the Corporation shall have the authority to issue is thirty million five hundred thousand (30,500,000) of which five hundred thousand (500,000) are to be Preferred Shares of the par value of one dollar ($1) per share, and thirty million (30,000,000) are to be Common Shares of the par value ten cents ($.10) per share. The Preferred Shares shall consist of such one or more series as may be established from time to time by the Board of Directors of the Corporation pursuant to the authority hereinafter granted.”

FIFTH: The foregoing amendment of the Certificate of Incorporation was authorized by the affirmative vote of the Board of Directors of the Corporation on February 16, 2005 followed by the affirmative vote of the holders of a majority of all outstanding Common Shares of the Corporation at the Corporation’s Annual Meeting of Shareholders held on May 4, 2005.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by the undersigned on this 4th day of May, 2005.

/s/ John Aglialoro
John Aglialoro
Chairman

/s/ James H. Carll
James H. Carll
Assistant Secretary